September 9, 2026

J.P. Morgan Exchange-Traded Fund Trust

390 Madison Avenue

New York, NY 10017

Dear Sirs and Madams:

Effective as of January 9, 2026 (the “Effective Date”), J.P. Morgan Investment Management Inc. (“JPMIM”) hereby agrees to waive fees owed to it or to reimburse each Fund listed on Schedule A for the period described therein. JPMIM will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, costs of holding shareholder meetings, and extraordinary expenses not incurred in the ordinary course of a Fund’s business. In addition, a Fund may invest in one or more money market funds advised by JPMIM or its affiliates (“affiliated money market funds”). JPMIM hereby contractually agrees, as of the Effective Date, to waive fees and/or reimburse expenses in an amount sufficient to offset the fees and expenses of the affiliated money market funds incurred by a Fund because of the Fund’s investment in such money market funds. This waiver does not apply to a Fund’s investments in affiliated money market funds made with cash received as collateral from securities lending borrowers.

JPMIM understands and intends that, as of the Effective Date, the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Funds to do so.

Very truly yours,

J.P. Morgan Investment Management Inc.

/s/ Matthew J. Kamburowski
By: Matthew J. Kamburowski
Title: Managing Director

Accepted By: J.P. Morgan Exchange-Traded Fund Trust

/s/ Timothy J. Clemens
By: Timothy J. Clemens
Title: Treasurer

[1]	In calculating the interest expense on short sales for purposes of this exclusion, the Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

SCHEDULE A

Fund Name	Expense Cap	Expense Cap Expiration
JPMorgan International Dynamic ETF	0.55%	February 28, 2027

2